EXHIBIT 5

                             ARTICLES SUPPLEMENTARY
                                       OF
                            ANTHRACITE CAPITAL, INC.

      Anthracite Capital, Inc., a Maryland corporation (the "Corporation"), certifies as follows:

      FIRST: Under the authority set forth in Article FIFTH of the charter of the Corporation, as heretofore amended (which, as hereinafter amended or restated from time to time is, together with the Articles Supplementary, herein called the "Articles"), the Board of Directors of the Corporation on September 16, 1999, by resolution duly designated and classified 1,200,000 of the authorized, but unissued shares of the preferred stock, par value $.001 per share, of the Corporation as the "10.5% Series A Senior Cumulative Convertible Redeemable Preferred Stock" (the "Convertible Preferred Stock") and has authorized the issuance and sale of such shares.

      SECOND: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and other provisions of shares of Convertible Preferred Stock shall be included as part of Article FIFTH of the Articles and are as follows:

      1. Designation: A series of Preferred Shares, designated as "10.5% Series A Senior Cumulative Convertible Redeemable Preferred Stock," is hereby established. The number of shares constituting such series shall be 1,200,000.

      2. Voting Rights. Subject to Section 18, the holders of shares of the Convertible Preferred Stock shall be entitled to vote as a single class with the holders of Common Stock (defined below) on all matters submitted to a vote of the holders of Common Stock, and shall be entitled to such number of votes per share on each matter submitted to a vote of the holders of Common Stock as shall equal the number of whole shares of Common Stock into which such shares of the Convertible Preferred Stock are convertible as of the record date for the determination of stockholders entitled to vote.

      3. Dividends.

            (a) From the date of original issuance of Convertible Preferred Stock (the "Issue Date"), the holders of the outstanding shares of Convertible Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends payable in cash on each share of Convertible Preferred Stock in an amount per annum equal to $2.625, of which an amount equal to $.65625 will be payable quarterly. Dividends shall be cumulative, whether or not declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each of January 5, April 5, July 5 and October 5 (each a "Dividend Payment Date"). The first Dividend Payment Date after the Issue Date with respect to the quarter ended December 31, 1999 shall be January 5, 2000 and the dividend payment on such date shall be $.21875 per share. If dividends are payable on a date that is not a business day, payment will be made on the next business day (and without any interest or other payment in respect of such delay). The amount of the dividends payable for any period less than a calendar quarter will be computed on the basis of a 360-day year of 12 30-day months, based on the actual number of days elapsed. All unpaid dividends will compound on a quarterly basis at a rate of 10.5% per annum. Such dividends shall commence to accrue on each share of Convertible Preferred Stock from the date of issuance, whether or not authorized by the Board of Directors, and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such


                               (Page 115 of 133)
dividends shall continue to accrue thereon until all amounts payable upon liquidation or redemption of the Convertible Preferred Stock are paid in full in cash or upon the conversion of the Convertible Preferred Stock into Common Stock as provided in Section 5. If the dividends in respect of any previous or current quarter shall not have been paid, at the rate provided herein, or a sum sufficient for the payment thereof shall not have been set aside for payment, any and all arrearages in the payment thereof shall be paid in full before (i) any dividends or other distributions shall be declared and set aside for payment in respect of any class or series of capital stock of the Corporation that ranks junior to or on a parity with (subject to the last clause of this Section 3(a)) the Convertible Preferred Stock with respect to the right to receive dividends or distributions from the Corporation (including, without limitation, the Common Stock) or (ii) any class or series of capital stock of the Corporation that ranks junior to or on a parity with the Convertible Preferred Stock with respect to the right to receive dividends or distributions from the Corporation or upon liquidation is redeemed, repurchased or otherwise acquired in whole or in part by the Corporation for any consideration (or any moneys are paid to or made available for a sinking fund for the redemption of any such capital stock), unless at the same time or prior thereto all accrued but unpaid dividends on any then-outstanding shares of Convertible Preferred Stock for all previous quarters and for the current quarter shall be declared, set aside and paid in full to the holders thereof; provided, that if the Corporation pays less than the total amount of dividends then accrued with respect to the Convertible Preferred Stock and any class or series of capital stock of the Corporation that ranks on a parity with the Convertible Preferred Stock, such payment shall be made ratably among the shares of Convertible Preferred Stock and all classes or series of capital stock of the Corporation that rank on a parity with the Convertible Preferred Stock in such manner so that the amount of distributions paid per share on such shares shall in all cases bear to each other the same ratio that accrued but unpaid distributions per share on such shares (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such shares do not have cumulative distribution rights) bear to each other.

            (b) Any distribution payment made on shares of Convertible Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of Convertible Preferred Stock which remains payable.

      4. Liquidation of the Corporation.

            (a) Liquidation Preference. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Convertible Preferred Stock shall be entitled to receive, before any distribution or payment is made on any shares of any class or series of the capital stock of the Corporation ranking junior to the Convertible Preferred Stock with respect to the right to receive distributions upon the liquidation, dissolution or winding up of the Corporation (including, without limitation, the Common Stock), a per share amount equal to the sum of (i) $27.75 (the "Liquidation Preference"), and (ii) an amount equal to the amount of all accrued but unpaid dividends thereon and unpaid interest, computed up to the date that payment thereof is made available. In the event that there are not sufficient assets available to permit payment in full of the Liquidation Preference and all accrued but unpaid dividends thereon and unpaid interest, then such remaining assets shall be distributed ratably to the holders of shares of the Convertible Preferred Stock in proportion to the number of shares held by each such holder. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the available assets of the Corporation are insufficient to pay the amount of the liquidation distributions on all outstanding shares of Convertible Preferred Stock and the corresponding amounts payable on all shares of capital stock ranking on a parity with the Convertible Preferred Stock with respect to distributions upon liquidation, dissolution or winding up, the holders of shares of Convertible Preferred Stock and capital stock ranking on a parity with the Convertible Preferred Stock with respect to distributions upon such event of liquidation, shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Except as provided in the immediately preceding sentence,


                               (Page 116 of 133)
unless and until the Liquidation Preference and such accrued but unpaid dividends and unpaid interest has been paid in full to the holders of shares of the Convertible Preferred Stock, no dividends or distributions will be made to the holders of the Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Convertible Preferred Stock as to liquidations and no payments shall be made (or monies put aside) to redeem, repurchase or otherwise acquire, with respect to any sinking fund by the Corporation, any class or series of capital stock of the Corporation. The liquidation preference of the outstanding Convertible Preferred Stock will not be added to the liabilities of the Corporation for purposes of determining whether under Maryland law, a distribution by dividend, redemption or otherwise, may be made to stockholders of the Corporation whose preferential rights upon liquidation, dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, are junior to those of holders of Convertible Preferred Stock.

            (b) Notice of Liquidation. The Corporation shall provide each holder of record of shares of the Convertible Preferred Stock with written notice of any proposed liquidation, dissolution or winding up of the Corporation, which notice shall set forth the amount of the Liquidation Preference and all accrued but unpaid dividends thereon and unpaid interest per share and the date on which payments of the Liquidation Preference and all accrued but unpaid dividends thereon and unpaid interest shall be payable, not less than 20 days prior to the payment date stated therein, such notice to be addressed to each such holder at its address as shown by the records of the Corporation.

      5. Conversions.

            (a) Automatic Conversion. Beginning on the third anniversary of the Issue Date, each outstanding share of the Convertible Preferred Stock shall be converted automatically, without any action on the part of the holder thereof or the Corporation, and whether or not any of the certificates for such shares are surrendered to the Corporation, immediately upon the occurrence of the Automatic Conversion Event, into the number of shares of Common Stock into which such share of the Convertible Preferred Stock could have been converted as of the date of the Automatic Conversion Event pursuant to Section 5(b). Upon the occurrence of an Automatic Conversion Event, the holders of shares of the Convertible Preferred Stock shall be obligated to surrender to the Corporation the certificates evidencing such shares at the principal office of the Corporation (or at such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Convertible Preferred Stock). The Corporation shall then issue and deliver to each such holder a certificate or certificates for the number of shares of the Common Stock into which the shares of the Convertible Preferred Stock so surrendered were convertible on the date of the Automatic Conversion Event.

            (b) Right to Convert. Subject to the adjustments contemplated by
Section 6 hereof, shares of the Convertible Preferred Stock may be converted, in whole or in part, at any time after the issuance thereof until the close of business on the last Trading Day (defined below) prior to the date fixed for redemption of such shares or the liquidation, dissolution or winding up of the Corporation, by the holder thereof, without the payment of any additional consideration, in the form of shares of fully paid and nonassessable shares of Common Stock. For purposes hereof, the "Conversion Price" per share shall be equal to $7.35 per share, subject to adjustment from time to time in accordance with the provisions of Section 6. Each share of Convertible Preferred Stock shall be convertible into the number of shares of Common Stock determined by dividing $25.00 by the Conversion Price (initially equivalent to a conversion ratio of 3.4014 shares of Common Stock for each Convertible Preferred Share). Upon conversion, any accrued and unpaid dividends and interest shall be payable in the form of either shares of Common Stock (valued at the Closing Prices of the Common Stock on the business day prior to the date of conversion) or cash as the Corporation may decide.


                               (Page 117 of 133)

            (c) Exercise of Right to Convert. The right to convert the shares of the Convertible Preferred Stock into shares of the Common Stock set forth in
Section 5(b) above shall be exercised by the holder of Convertible Preferred Stock only by surrendering to the Corporation for that purpose the certificate or certificates representing the shares to be converted at its principal office (or at such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holders of the Convertible Preferred Stock) at any time during its usual business hours, accompanied by written notice to the Corporation stating that the holder elects to convert all or a stated number of shares of the Convertible Preferred Stock into shares of the Common Stock and identifying the name or names (with address and social security or taxpayer identification number) in which the certificate or certificates for shares of the Common Stock issuable upon such conversion shall be issued and the address at which such certificate or certificates should be delivered (each, a "Conversion Notice").

            (d) Issuance of Certificates. As promptly as practicable after the receipt by the Corporation of a Conversion Notice but in no event later than five (5) business days thereafter, and the surrender of the certificate or certificates for the share or shares of Convertible Preferred Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder at the address specified in the Conversion Notice, (i) a certificate or certificates evidencing the number of duly authorized and issued, fully paid and nonassessable shares of the Common Stock to which the holder of shares of the Convertible Preferred Stock so converted shall be entitled and (ii) if less than the full number of shares of the Convertible Preferred Stock evidenced by the surrendered certificate or certificates are to be converted, a new certificate or certificates, for the number of shares of the Convertible Preferred Stock evidenced by such surrendered certificate or certificates less the number of shares of the Convertible Preferred Stock converted into shares of the Common Stock of the Corporation.

            (e) Effect of Conversion.

                  (1) Any conversion of shares of the Convertible Preferred Stock made pursuant to Section 5(b) shall be deemed to have been made at the close of business on the date the Corporation receives the certificate or certificates evidencing the shares of the Convertible Preferred Stock being converted and the Conversion Notice, and the rights of the holder thereof with respect to the shares of the Convertible Preferred Stock being converted shall cease, except that the holder thereof shall thereafter have and retain (i) the right to receive shares of the Common Stock (and certificates therefor) in respect of the converted shares of the Convertible Preferred Stock in accordance with Section 5(d), and (ii) the right to vote such shares of the Convertible Preferred Stock in connection with any matters submitted to a vote of the stockholders or to receive distributions with respect to such shares of Convertible Preferred Stock, in either case as to which the applicable record date established by the Board of Directors for determining stockholders entitled to vote on such matter or entitled to receive distributions, as the case may be, shall occur prior to the date on which such holder shall have delivered the Conversion Notice to the Corporation and surrendered to the Corporation the certificate or certificates evidencing the shares of the Convertible Preferred Stock to be converted. The Person or Persons entitled to receive the shares of the Common Stock upon the conversion of the shares of the Convertible Preferred Stock shall be treated for all purposes as having become the record holder of such shares of the Common Stock as of the close of business on the date such shares are converted.

                  (2) Upon the conversion of any shares of the Convertible Preferred Stock into shares of the Common Stock of the Corporation, each share of the Common Stock issued upon the conversion thereof shall be duly authorized, fully paid and non-assessable.


                               (Page 118 of 133)

            (f) No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon conversion of any shares of the Convertible Preferred Stock into Common Stock. If any fractional share of the Common Stock would be issuable upon the conversion of any share or shares of the Convertible Preferred Stock but for the provisions of the first sentence of this
Section 5(f), the Corporation, in lieu of delivering such fractional share, shall pay to the holder of the shares of the Convertible Preferred Stock surrendered for conversion an amount in cash equal to the Current Market Price (as defined below) of such fractional share.

            (g) Notwithstanding any other provision hereof, if a conversion of shares of Convertible Preferred Stock is to be made in connection with a redemption of such shares, a Change of Control, or the liquidation, dissolution or winding up of the Corporation, such conversion may, at the election of any holder tendering Convertible Preferred Stock for conversion, be conditioned upon the consummation of such event, in which case such conversion shall not be deemed to be effective until the satisfaction of such conditions.

      6. Adjustments to the Conversion Price.

            (a) Issuance of Additional Shares. Except as otherwise provided in
Section 6(h), if the Corporation shall issue or sell any shares of the Common Stock without consideration or for consideration per share less than the Current Market Price, then, and in each such event, the Conversion Price shall be adjusted, effective as of the close of business on the date of such issuance or sale, to an amount determined by multiplying the Conversion Price in effect immediately prior to such issuance or sale, by the following fraction:

                                 X + Y
                                 -----
                                 X + Z

Where:

            "X" equals the sum of (i) the number of shares of Common Stock issued and outstanding immediately prior to such issuance or sale, (ii) the number of shares of Common Stock issuable upon conversion of any shares of the Convertible Preferred Stock and any other class or series of convertible securities of the Corporation issued and outstanding immediately prior to such issuance or sale and (iii) the number of shares of Common Stock issuable upon the exercise of any options or warrants to purchase shares of the Common Stock or securities convertible into or exchangeable for shares of the Common Stock, or other securities that are convertible into or exchangeable for shares of the Common Stock, issued and outstanding immediately prior to such issuance or sale (collectively, the "Common Stock Equivalents");

            "Y" equals the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of shares of the Common Stock issued without consideration or for consideration per share less than the Current Market Price would purchase at the Current Market Price in effect immediately prior to such issuance or sale; and


                               (Page 119 of 133)

            "Z" equals the number of additional shares of Common Stock issued or deemed issued by the Corporation without consideration or for consideration per share less than the Current Market Price.

            For the purpose of any computation of the Current Market Price per share of Common Stock, the "Current Market Price" per share of Common Stock on any date in question shall be deemed to be the average of the daily Closing Prices for the five Trading Days ending the earlier of the day in question and, if applicable, the day before the "ex" date with respect to the issuance or distribution requiring such computation. For purposes of this paragraph, the term "ex" date means the first date on which the Common Stock trades regular way on the New York Stock Exchange (the "NYSE") or on such successor securities exchange as the Common Stock may be listed or in the relevant market from which the Closing Prices were obtained without the right to receive such issuance or distribution.

            "Closing Price" of any share of Common Stock on any day shall mean the last reported sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of such common stock, in each case on the NYSE Composite Tape or, if the Common Stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any NYSE member firm selected from time to time by the Board of Directors of the Corporation for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors.

            "Trading Day" shall mean a day on which securities are traded on the national securities exchange or quotation system used to determine the Closing Price.

            (b) Issuance of Options or Convertible Securities, Etc. For purposes of Section 6(a), in case at any time the Corporation shall in any manner grant, issue or sell (whether directly or by assumption in a merger or otherwise) any
(i) warrants or other rights to subscribe for or to purchase, or any options for the purchase of (such warrants, rights or options hereinafter being referred to as "Options"), any shares of the Common Stock or any stock or other securities convertible into or exchangeable for shares of the Common Stock (such convertible or exchangeable stock or securities being hereinafter referred to as "Convertible Securities"), or (ii) any Convertible Securities, whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the Net Aggregate Consideration Per Share to be received by the Corporation for the shares of the Common Stock issuable upon exercise thereof or the exchange or conversion thereof shall be less than the Current Market Price in effect immediately prior to the time of the granting, issuance or sale of such Options or Convertible Securities, then the total maximum number of shares of Common Stock issuable upon (x) the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such options or (y) the conversion or exchange of all such Convertible Securities, shall be deemed to have been issued, as of the date of granting, issuance or sale of such Options or Convertible Securities, for such Net Aggregate Consideration Per Share. No adjustment to the Conversion Price shall be made upon the actual issuance of shares of the Common Stock upon (A) the exercise of any Options or upon the issuance of Convertible Securities upon exercise of any Options (or upon the actual issuance of any shares of the Common Stock upon conversion or exchange of Convertible Securities) or (B) conversion or exchange of such Convertible Securities if an adjustment shall have been made upon the issuance of any such Options or Convertible Securities.

            (c) Net Aggregate Consideration Per Share. For purposes of Section 6(b), the "Net Aggregate Consideration Per Share" with respect to any Options or Convertible Securities shall mean the amount which is equal to the total amount of consideration, if any, received by the Corporation for the


                               (Page 120 of 133)
issuance of such Options or Convertible Securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise (plus, in the case of Options to subscribe for or acquire Convertible Securities, the minimum aggregate of additional consideration, if any, payable to the Corporation upon the issuance of such Convertible Securities or upon the conversion or exchange thereof) or upon the conversion or exchange of the Convertible Securities divided by the aggregate number of shares of the Common Stock that would be issuable upon (i) the exercise of such Options or upon the conversion or exchange of such Convertible Securities issuable upon exercise of such Options or (ii) conversion or exchange of such Convertible Securities.

            (d) Consideration for Stock. In cases where any shares of Common Stock, Options or Convertible Securities shall be issued or sold by the Corporation for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, net of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In cases where any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, net of deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors of the Corporation.

            (e) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in Section 5(b), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 5(b) or (d), or the rate at which such Convertible Securities are convertible into or exchangeable for Common Stock shall change at any time (including, but not limited to, changes under or by reason of provisions designed to protect against dilution), the Conversion Price in effect for the Convertible Preferred Stock at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

            (f) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed (but only to the extent that one of the preceding events actually occurs) to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

            (g) Certain Issuances of Stock Excepted. Anything contained herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment to the Conversion Price in the case of (i) the conversion of shares of Convertible Preferred Stock into shares of Common Stock, (ii) the issuance of shares of the Common Stock in connection with the Automatic Conversion Event, (iii) the


                               (Page 121 of 133)
issuance to employees of the Manager of options to purchase up to 500,000 shares of the Common Stock pursuant to the Corporation's compensatory stock option plans approved by the Board of Directors at a price not less than 95% of Current Market Price, or the issuance of shares of the Common Stock upon the exercise of any of such options or (iv) issuances pursuant to the Corporation's Dividend Reinvest and Stock Purchase Plan.

            (h) Calculation of Adjustments to Conversion Price. The calculation by the Board of Directors of the Corporation of any adjustment to the Conversion Price, made in good faith and in accordance with the foregoing provisions of this Section 6, shall be final and binding on all stockholders of the Corporation.

            (i) Extraordinary Common Stock Events. In the event that the Corporation shall (i) issue additional shares of the Common Stock or Convertible Securities as a dividend or other distribution on outstanding shares of the Common Stock, (ii) subdivide outstanding shares of the Common Stock into a greater number of shares of the Common Stock, or (iii) combine outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, and in each such event, the Conversion Price shall, simultaneously with the happening of each such event, be adjusted by multiplying the Conversion Price then in effect by a fraction, the numerator of which shall be the number of shares of the Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of the Common Stock outstanding immediately after such event.

      7. Other Adjustments.

            (a) In the event the Corporation shall make or declare, or fix a record date for the determination of holders of shares of the Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of the Common Stock or in assets (excluding cash dividends or distributions), then and in each such event, adequate provision shall be made so that holders of shares of the Convertible Preferred Stock shall be entitled to receive upon conversion thereof, in addition to the number of shares of the Common Stock receivable upon conversion thereof, an amount per share of Convertible Preferred Stock equal to (i) the aggregate amount of capital stock, securities or other assets, as the case may be, that would have been received per share of the Common Stock by holders of the Convertible Preferred Stock had their shares of Convertible Preferred Stock been converted into shares of the Common Stock on the record date established by the Board of Directors of the Corporation for determining stockholders entitled to receive such dividend or distribution multiplied by (ii) the number of shares of the Common Stock into which each share of the Convertible Preferred Stock could have been converted on such record date. No adjustments or provision for adjustments shall be made to the Conversion Price as a result of any of the events described in this Section 7(a).

            (b) If the shares of the Common Stock issuable upon the conversion of the shares of the Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes or series of capital stock of the Corporation, whether by recapitalization, reclassification or otherwise, then, and in each such event, adequate provisions shall be made such that the holder of each share of the Convertible Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of capital stock and other securities and property receivable upon such reorganization, reclassification or other change by holders of the number of shares of the Common Stock into which such share of the Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or other change. No adjustments or provision for adjustments shall be made with respect to the Conversion Price as a result of any of the events described in this Section 7(b).

            (c) Except as otherwise provided in this Section 7(c), if, at any time or from time to time, the Corporation shall be a party to a merger or consolidation of the Corporation with or into another


                               (Page 122 of 133)

Person, a share exchange involving the Corporation or shall sell, lease, exchange or transfer all or substantially all of the property or assets of the Corporation to any other Person, then, as a condition to the consummation of such transaction, adequate provision shall be made so that each holder of shares of the Convertible Preferred Stock shall thereafter be entitled to receive, per share of Convertible Preferred Stock, upon conversion of the shares of the Convertible Preferred Stock, (i) the number of shares of capital stock or other securities or property of the Corporation, or of the successor corporation, resulting from such merger, consolidation, share exchange or sale, lease, exchange or transfer, that would have been received per share of Common Stock by holders of shares of the Convertible Preferred Stock had their shares of Convertible Preferred Stock been converted into shares of the Common Stock immediately prior to the consummation of such transaction multiplied by (ii) the number of shares of the Common Stock into which each share of the Convertible Preferred Stock could have been converted immediately prior to the consummation of such transaction. No adjustments or provision for adjustments shall be made with respect to the Conversion Price as a result of any of the events described in this Section 7(c).

      8. Reports of Adjustments. Upon any adjustment of the Conversion Price or the number of shares of Common Stock into which the Convertible Preferred Stock shall be convertible, or upon the occurrence of any other event requiring adjustments pursuant to Section 7 hereof, then and in each such case, the Corporation shall give written notice thereof to each holder of shares of the Convertible Preferred Stock, by first class mail, postage prepaid, addressed to each such holder at the address of such holder as shown on the books of the Corporation, which notice shall state the adjusted Conversion Price or the adjusted number of shares of Common Stock into which the Convertible Preferred Stock shall be convertible (or which shall describe the new stock, securities, cash or other property receivable by such holder upon conversion of the Convertible Preferred Stock), as applicable, resulting from such adjustment and setting forth in reasonable detail the facts requiring such adjustment and the method upon which such adjustment was made, and the effective date of such adjustment.

      9. Notices. Whenever (i) the Corporation shall declare any dividend upon the shares of its capital stock payable in cash or stock or other securities or make any other distribution to the holders of shares of its capital stock, (ii) the Corporation shall offer for subscription to the holders of the shares of its capital stock any additional shares of stock of any class or other rights, (iii) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with or into, or a sale of all or substantially all its assets to, another entity or entities, or (iv) there shall be a liquidation, dissolution or winding up of the Corporation, then, in each such event, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of shares of the Convertible Preferred Stock at the address of such holder as shown on the books of the Corporation, at least 20 business days prior to the date hereinafter specified, a notice stating (i) in the case of any dividend or distribution referred to in clause (i) above, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to receive such dividend or distribution, (ii) in the case of any reorganization, reclassification, consolidation, merger, share exchange, sale or liquidation, dissolution or winding up of the Corporation, the date on which the books of the Corporation shall close or a record shall be taken for determining stockholders entitled to vote upon such transaction and the date, if any is to be fixed, on which the holders of shares of the Common Stock shall be entitled to exchange such shares for securities or other property in connection with any such transaction.

      10. Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock, free from preemptive rights, solely for the purpose of issuance upon the conversion of the shares of the Convertible Preferred Stock as herein provided, such number of shares of the Common Stock as shall then be issuable upon the conversion of all outstanding shares of the Convertible Preferred Stock.


                               (Page 123 of 133)

      11. No Reissuance of Converted Shares. Each share of the Convertible Preferred Stock converted by the holder thereof into shares of the Common Stock as provided herein shall be canceled and retired and shall not be reissued.

      12. Issue Tax. The issuance of certificates for shares of Common Stock upon conversion of the Convertible Preferred Stock shall be made without charge to the holders thereof of any issuance or other tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Convertible Preferred Stock which is being converted.

      13. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any shares of the Convertible Preferred Stock or of any shares of the Common Stock issued or issuable upon the conversion of the shares of the Convertible Preferred Stock in any manner which interferes with the timely conversion of the shares of the Convertible Preferred Stock, except as may otherwise be required to comply with applicable securities laws.

      14. Optional Redemption By the Company.

            (a) At any time after the third anniversary of the Issue Date, in accordance with the notice procedures set forth below, the Corporation shall have the right, at its sole option and election, to redeem all but not less than all outstanding shares of Convertible Preferred Stock held by each holder thereof at a redemption price per share payable in cash equal to the Liquidation Preference together with accrued but unpaid dividends thereon and unpaid interest to the date fixed for redemption, provided, that the average Closing Price per share of the Common Stock for the 90 days immediately prior to the date of such notice is at least 150% of the applicable Conversion Price on the date of such notice.

            (b) Notice of any redemption pursuant to this Section shall be sent by or on behalf of the Corporation not less than 10 nor more than 60 business days prior to the date specified for redemption in such notice, by first class mail, postage prepaid, to all holders of record of the Convertible Preferred Stock at their last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Convertible Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. In addition to any information required by law, such notice shall state: (i) the redemption date,
(ii) the redemption price, (iii) the place or places where certificates for such shares are to be surrendered for payment of the redemption price and (iv) that dividends on the shares to be redeemed will cease to accumulate on the redemption date. Subject to Section 4(b), upon the mailing of any such notice of redemption, the Corporation shall become obligated to redeem at the time of redemption specified thereon all shares called for redemption.

            (c) If notice has been mailed in accordance with Section 14(b) above and provided that the Corporation pays, or sets aside for payment, the applicable redemption price, on or before the redemption date specified in such notice, then, from and after the redemption date, dividends on the shares of the Convertible Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Convertible Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if


                               (Page 124 of 133)
the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price.

      15. Optional Redemption by the Holders.

            (a) On the seventh anniversary of the Issue Date and at any time thereafter, each holder shall have the right to cause the Corporation to redeem all of its shares of Convertible Preferred Stock then outstanding, at a redemption price per share payable in cash equal to the Liquidation Preference, plus accrued but unpaid dividends thereon and unpaid interest to the date fixed for redemption. To effect such redemption, a redeeming holder shall notify the Corporation in writing of its election to exercise its redemption right; provided, that a redeeming holder may only send a redeeming notice on the date which is five months prior to the seventh anniversary of the Issue Date or at any time thereafter. Upon receipt of such notice, the Corporation shall promptly notify the remaining holders of Convertible Preferred Stock and shall set the applicable redemption date, which redemption date shall be no later than five months following the Corporation's receipt of such notice. If notice has been mailed and provided that the Corporation pays, or sets aside for payment, the applicable redemption price, on or before the redemption date as set by the Corporation, then, from and after the redemption date, dividends on the shares of the Convertible Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Convertible Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price. Holders electing to have their shares redeemed pursuant to this Section 15(a) will be required to surrender the certificate or certificates representing such shares to the Corporation at the principal office of the Corporation prior to the close of business on the third business day prior to the date of such redemption.

            (b) Upon the occurrence of a Change of Control, each holder will have the right to require that the Corporation purchase for cash all or a portion of such holder's Convertible Preferred Stock at a purchase price equal to the Liquidation Preference, plus accrued but unpaid dividends thereon and unpaid interest to the date of purchase. As soon as practicable following the earlier of the date the Corporation obtains actual knowledge that a Change of Control has occurred or will occur (subject to the Corporation's duties to maintain the confidentiality of a prospective Change of Control), the Corporation must send, by first class mail, a notice to each holder of Convertible Preferred Stock with all relevant information concerning such Change of Control, which notice shall govern the terms of the purchase of such shares. Such notice shall state, among other things, the purchase date, which must be no later than the earlier of ten (10) business days from the date such notice is mailed or the date of the consummation of a prospective Change of Control, other than as may be required by law. Such notice shall be mailed by first class mail, postage prepaid, to all holders of record of the Convertible Preferred Stock at their last addresses as they shall appear on the books of the Corporation; provided, however, that no failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for repurchase of any shares of Convertible Preferred Stock except as to the holder to whom the Corporation has failed to give notice or except as to the holder to whom notice was defective. Each holder who wishes to exercise its right of redemption pursuant to this Section 15(b) shall notify the Corporation in writing of its exercise to later than ten (10) business days after receipt of notice from the Corporation. Holders electing to have shares of Convertible Preferred Stock purchased pursuant to this Section 15(b) will be required to surrender the certificate or certificates representing such shares of Convertible Preferred Stock to the Corporation at the address specified in the Corporation's notice prior to the close of business on the purchase date. The Corporation will comply with the requirements of Rule 14e-1 under


                               (Page 125 of 133)
the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Convertible Preferred Stock upon the occurrence of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with this Section 15(b), the Corporation shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 15(b) by virtue thereof. Any notice by holders of Convertible Preferred Stock electing redemption pursuant to this Section 15(b) can be conditioned upon the occurrence of the Change of Control.

            (c) If the funds of the Corporation legally available for redemption of Convertible Preferred Stock pursuant to Sections 15(a), 15(b) or 18(c) are insufficient to redeem the total number of outstanding shares of Convertible Preferred Stock entitled to redemption, the Corporation shall redeem only such number of shares of Convertible Preferred Stock as may be allowed out of funds legally available for redemption of such shares. In such event, the Corporation shall select the shares for redemption on a pro rata basis for each holder based on its percentage of Convertible Preferred Stock held. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Convertible Preferred Stock, such funds will be used at the earliest permissible time, to redeem the balance of such shares, or such portion thereof for which funds are then legally available.

      16. Rank. The shares of the Convertible Preferred Stock shall rank prior to all shares of any other class or series of capital stock of the Corporation, unless such other class or series by its terms ranks senior to the shares of the Convertible Preferred Stock, with respect to voting powers, preferences and relative, participating, optional and other special rights of the shares of such series and the qualifications, limitations and restrictions thereof, including, without limitation, with respect to the payment of dividends and the distribution of assets, whether upon liquidation or otherwise.

      17. Board Representation.

            (a) The holders of the Convertible Preferred Stock shall have the exclusive right to nominate and elect one member of the Corporation's Board of Directors on or after the Issue Date at any annual or special meeting of the stockholders of the Corporation, at any special meeting called by the holders of at least 10% of the outstanding shares of Convertible Preferred Stock or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Convertible Preferred Stock. Such member shall become a member of the Corporation's Board of Directors and shall (subject to the provisions of this Section 17) be subject to the same provisions of the Corporation's Bylaws as other members of such class.

            (b) If the Corporation shall fail, (i) within 60 days after any Dividend Payment Date set forth in Section 3 hereof, to pay in full two consecutive dividends on the Convertible Preferred Stock, or (ii) to redeem shares of the Convertible Preferred Stock upon the redeeming holder's election pursuant to Sections 15 or 18 hereof, then the holders of the Convertible Preferred Stock shall have the right to elect a majority of the members of the Board of Directors of the Corporation at any annual or special meeting of stockholders, at any special meeting called by the holders of record of at least 10% of the Convertible Preferred Stock or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Convertible Preferred Stock until (i) all such distributions have been declared and paid or set aside for payment or (ii) all shares to be redeemed have been redeemed in full. The term of office of all directors so elected will terminate with the termination of such voting rights, which will be such time as
(i) all accrued and unpaid dividends are paid in cash or (ii) all shares to be redeemed have been redeemed in full.

            (c) Any director elected by the holders of the Convertible Preferred Stock may be removed at any time with or without cause by and only by the vote or written consent of the holders of a


                               (Page 126 of 133)
majority of the shares of Convertible Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation, at any special meeting called by the holders of at least 10% of the outstanding shares of Convertible Preferred Stock or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Convertible Preferred Stock, and any vacancy occurring by reason of such removal or by reason of death, resignation or inability to serve of any director so elected, shall be filled by and only by a vote or written consent of the holders of a majority of the Convertible Preferred Stock then outstanding at any annual or special meeting of the stockholders of the Corporation, at any special meeting called by the holders of at least 10% of the outstanding shares of Convertible Preferred Stock or by a written consent in lieu of a meeting undertaken by the holders of at least a majority of the outstanding shares of Convertible Preferred Stock. Any director so elected under this paragraph shall serve until his or her successor is duly elected and qualified at or his or her earlier death, resignation or removal as provided herein.

      18. Covenants.

            (a) The Corporation may not, without the consent of the holders of a majority of the shares of Convertible Preferred Stock, (i) issue any class or series of equity security ranking senior to or on a parity with the Convertible Preferred Stock as to payment of dividends or as to payments on any liquidation, dissolution or winding up of the Corporation, (ii) enter into any agreement that would restrict the Corporation's ability to perform its obligations under
Section 4 of the Securities Purchase Agreement, (iii) amend its charter or Bylaws in any manner which would materially impair or reduce the rights of the holders of the Convertible Preferred Stock, (iv) make any single investment or series of related investments in an amount exceeding $50 million in market value (other than investments in investment grade assets), (v) acquire or merge with or into or consolidate with another entity, the value of whose common stock equity and equity of securities convertible into common stock equity at a price lower than the market price of the common stock equity on the date of such merger or consolidation is greater than $50 million, (vi) enter into any transaction in excess of $5 million with an Affiliate of the Corporation, except for any payments made pursuant to the Management Agreement between the Corporation and BlackRock Financial Management, Inc. in effect on December 2, 1999, (vii) make investments which are not consistent with the Corporation's stated objective of investing in a diversified portfolio of multifamily, commercial and residential mortgage loans, mortgage-backed securities and other real estate-related assets in U.S. and non-U.S. markets, (viii) amend, repeal or change, directly or indirectly, any of the provisions of these Articles Supplementary, including the authorization, creation or issuance of additional or new classes or series of shares of Convertible Preferred Stock, (ix) amend
Article II, Section 4.1.2 or Section 4.2 of the Articles, (x) increase the number of members of the Corporation's Board of Directors except in connection with an acquisition of a business, a Change of Control or an investment by a third party (that is not an affiliate of the Corporation or the Manager) in the Corporation pursuant to which such third party is granted the right to elect members to the Board of Directors, or (xi) pay any dividends in the course of any fiscal year which, in the aggregate, exceed the greater of either the Corporation's tax basis income or GAAP income for such year (except to the extent necessary to preserve the Corporation's election to be subject to tax as a real estate investment trust within the meaning of Sections 856-860 of the Code (as hereinafter defined).

            (b) As long as any shares of Convertible Preferred Stock are outstanding, the Corporation shall comply with all of the following financing requirements:

                  The ratio of the Corporation's Indebtedness to the Corporation's book net worth (calculated in accordance with generally accepted accounting principles ("GAAP")) shall not exceed the lesser of (x) 4.5 to 1.0 and (y) the Weighted Average Leverage Limit, calculated on the last day of each


                               (Page 127 of 133)
calendar quarter. "Weighted Average Leverage Limit" shall be determined by taking the sum of (A), (B) and (C), described below, and dividing that result by the aggregate principal balance of the Corporation's assets.

                        (A) The product of (i) two, and (ii) the book value of the Corporation as determined under GAAP (the "GAAP Book Value") of Corporation's assets which are unrated securities, non-securitizable loans and mezzanine loans.

                        (B) The product of (i) three, and (ii) the GAAP Book Value of Corporation's assets which are non-investment grade securities and securitizable whole loans.

                        (C) The product of (i) eight, and (ii) the GAAP Book Value of Corporation's assets which are investment grade securities;

            The classification of the above referenced assets shall be made by the Corporation.

            (c) In the event that the Corporation fails to comply with any of the covenants listed in Section 18 (a) or (b), each holder, subject to the notification provisions and the Corporation's opportunity to remedy such breach set forth below, will have the right to cause the Corporation to redeem all of its shares of Convertible Preferred Stock at a redemption price per share payable in cash equal to 110% of the Liquidation Preference together with accrued but unpaid dividends thereon and unpaid interest to the date fixed for such redemption ("Premium Redemption Price"). To effect such a redemption, a redeeming holder shall notify the Corporation in writing of the Corporation's breach of the covenant(s) set forth in Section 18 (a) or (b) and of its election to exercise its redemption right ("Notice of Breach"). The Corporation shall have the opportunity to remedy such breach for a period of 150 days following the Corporation's receipt of the Notice of Breach. If the Corporation fails to remedy such breach during the 150 days following the receipt of the Notice of Breach, the Corporation shall redeem the electing holders' shares of Convertible Preferred Stock at the Premium Redemption Price not later than the 150th day following the Corporation's receipt of the Notice of Breach. Upon receipt of the Notice of Breach, the Corporation shall promptly notify the remaining holders of Convertible Preferred Stock. If notice has been mailed and provided that the Corporation pays, or sets aside for payment, the applicable redemption price, on or before the redemption date as set by the Corporation, then, from and after the redemption date, dividends on the shares of the Convertible Preferred Stock so called for redemption shall cease to accumulate, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Convertible Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender, in accordance with said notice, of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price. Holders electing to have their shares redeemed pursuant to this Section 18(c) will be required to surrender the certificate or certificates representing such shares to the Corporation at the principal office of the Corporation prior to the close of business on the date of such redemption.

      19. Right of First Offer.

            (a) In the event a holder of Convertible Preferred Stock (the "Selling Holder") intends to sell all or any portion of its shares (the "Offered Shares"), it will first notify the Corporation in writing (the "Offer Notice").


                               (Page 128 of 133)

            (b) The Offer Notice shall contain a written offer (the "Offer") to sell the Offered Shares to the Corporation stating the price (the "Offer Price") and the other material terms upon which the Selling Holder desires to sell the Offered Shares. The Corporation may accept the Offer by giving written notice thereof to the Selling Holder within twenty-five (25) days of receipt of the Offer Notice (the "Acceptance"). The Corporation and the Selling Holder must then close on such transaction within twenty-five (25) days of receipt of the Acceptance, time being of the essence.

            (c) Subject to paragraph (d) below, if the Offer contained in the Offer Notice is not accepted in its entirety by the Corporation in accordance with this Section, the Selling Holder may sell the Offered Shares to any other Person (a "Third Party") without further restriction; provided, that (i) such sale occurs within six months from the earlier of the affirmative rejection of the Offer Notice by the Corporation and the expiration of the 25-day period in which the Corporation may accept the Offer Notice, (ii) the purchase price to be paid by such Third Party shall be an amount equal to or greater than 92.5% of the Offer Price payable by such Third Party in cash and (iii) the non-price related terms shall be substantially similar to the Offer. After such six month period the provisions of this Section will apply again.

            (d) In connection with any permitted sale by a Selling Holder to a Third Party, in accordance with the provisions of this Section, the Corporation shall provide all information such Third Party reasonably requests to make its investment decision and the officer and directors of the Corporation and the Manager shall make themselves reasonably available to answer questions and/or to meet with such Third Party to help promote the sale of the Offered Shares.

      20. Preemptive Rights.

            (a) The Corporation shall not issue any New Securities (as defined below) unless it first delivers to each holder of Convertible Preferred Stock (each such holder being referred to in this Section 20 as a "Holder") a written notice (the "Notice of Proposed Issuance") specifying the type and total number of such New Securities that the Corporation then intends to issue (the "Offered New Securities"), all of the terms, including the price upon which the Corporation proposes to issue the Offered New Securities and stating that the Holders shall have the right to purchase the Offered New Securities in the manner specified in this Section 20 for the same price per share and in accordance with the same terms and conditions specified in such Notice of Proposed Issuance.

            (b) During the 30 consecutive day period commencing on the date the Corporation delivers to all of the Holders the Notice of Proposed Issuance (the "Exercise Period"), the Holders shall have the option to purchase a portion of the Offered New Securities at the same price per share and upon the same terms and conditions specified in the Notice of Proposed Issuance. Each Holder electing to purchase Offered New Securities must give written notice of its election to the Corporation prior to the expiration of the Exercise Period.

            (c) Each Holder shall have the right to purchase that number of the Offered New Securities as shall be equal to the number of the Offered New Securities multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock then held by such Holder plus all shares of Common Stock issuable upon conversion of all Convertible Securities then held by such Holder and the denominator of which shall be the aggregate number of shares of Common Stock Deemed Outstanding (as defined below). The amount of such Offered New Securities that each Holder is entitled to purchase under this Section 20 shall be referred to as its "Proportionate Share."

            (d) If all of the Offered New Securities have not been purchased by the Holders pursuant to Section 20(a)-(c) hereof, then the Corporation shall have the right, until the expiration of 180


                               (Page 129 of 133)
consecutive days commencing on the first day immediately following the expiration of the Exercise Period, to issue the Offered New Securities at not less, and on terms no more favorable to the purchasers thereof, than the price and terms specified in the Notice of Proposed Issuance. If for any reason the Offered New Securities are not issued within such period and at such price and on such terms, the right to issue in accordance with the Notice of Proposed Issuance shall expire and the provisions of this Section 20 shall continue to be applicable to the Offered New Securities.

      21. Legends. Certificates representing the Convertible Preferred Stock shall bear the following legend:

            "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state of the United States. The securities represented hereby may not be offered, sold, or otherwise transferred or assigned in the absence of an effective registration statement for the securities under the applicable securities laws or unless sold pursuant to Rule 144 under said act. Notwithstanding the foregoing, the securities may be pledged as collateral in connection with a bona fide margin account or other lending arrangement."

            The legend set forth above shall be removed and the Corporation shall issue a certificate without such legend to the holder of any Convertible Preferred Stock upon which it is stamped, if, unless otherwise required by applicable state securities laws, (a) such Convertible Preferred Stock is sold pursuant to an effective registration statement filed under the Securities Act of 1933 or otherwise may be sold pursuant to Rule 144 of the Securities Act of 1933 without any restriction as to the number of securities as of a particular date that can then be immediately sold, or (b) such holder provides the Corporation with reasonable assurances that such Convertible Preferred Stock can be sold pursuant to Rule 144 of the Securities Act of 1933. The holder agrees to sell all Convertible Preferred Stock, including those shares represented by a certificate(s) from which the legend has been removed, in compliance with applicable prospectus delivery requirements, if any.

            Until (i) the Board of Directors of the Corporation determines it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT and (ii) there is an affirmative vote of not less than two-thirds of all of the votes ordinarily entitled to be cast in the election of directors, voting together as a single class approving the determination of the Board of Directors set forth in clause (i) above, the Convertible Preferred Stock shall bear a legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Convertible Preferred Stock):

            "The securities represented by this certificate are subject to restrictions on transfer for the purpose of the Company's election to be subject to tax as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"). Subject to the exemptions granted (i) under the Securities Purchase Agreement dated December 2, 1999, between the Company and RECP II Anthracite, LLC, a Delaware limited liability company ("RECP II"), a wholly owned subsidiary of DLJ Real Estate Capital Partners II, L.P. ("RECP") and that certain letter from the Company to RECP II and RECP dated December 2, 1999 regarding such exemptions or (ii) pursuant to Section 6.1.7 of the Articles of Incorporation of the Company, no Person may (i) Beneficially Own or Constructively Own shares of Common Stock in excess of 9.8% of the number of outstanding shares of Common Stock, (ii) Beneficially Own or Constructively Own shares of any class or series of Preferred Stock in excess of 9.8% of the number of outstanding shares of such class or series of Preferred Stock, (iii) beneficially own shares of Equity Stock that would result in the shares of Equity Stock being Beneficially Owned by fewer than 100 Persons


                               (Page 130 of 133)

(determined without reference to any rules of attribution), or (iv) Beneficially Own or Constructively Own shares of Equity Stock that would result in the Company being "closely held" within the meaning of Section 856(h) of the Code. Any Person who attempts to Beneficially Own or Constructively Own shares of Equity Stock in excess of the above limitations must immediately notify the Company in writing. If the restrictions above are violated, the shares of Equity Stock represented hereby will be transferred automatically and by operation of law to a Trust and shall be designated Shares-in-Trust. All capitalized terms in this legend have the meanings defined in the Company's Articles of Amendment and Restatement filed with the Department of Assessments and Taxation of the State of Maryland on March 20, 1998, as the same may be further amended from time to time, a copy of which, including the restrictions on transfer, will be sent without charge to each stockholder who so requests."

      22. Lost or Damaged Certificates. Upon receipt by the Corporation of evidence of the loss, theft, destruction or mutilation of any Convertible Preferred Stock Certificates representing shares of Convertible Preferred Stock, and (in the case of loss, theft or destruction) of indemnity reasonably satisfactory to the Corporation, and upon surrender and cancellation of the Preferred Stock Certificate(s), if mutilated, the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date.

      23. Certain Definitions. The following terms, whenever used in capitalized form herein without definition, shall have the meanings indicated below:

      "Affiliate" means a Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the respective Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "Automatic Conversion Event" shall mean the occurrence on or after the date that is the third anniversary of the Issue Date of the closing of a public offering of Common Stock pursuant to a registration statement filed by the Corporation with the Securities and Exchange Commission pursuant to which (i) the aggregate offering price is not less than $10 million and (ii) the offering price per share is at least 150% of the then applicable Conversion Price, subject to adjustments pursuant to Section 6 hereof.

      "Change of Control" shall mean either (i) the acquisition by a person or group of persons (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) of the right to elect a majority of the members of the Corporation's Board of Directors, (ii) a change in the Manager, or (iii) a sale of all or substantially all of the assets of the Corporation.

      "Common Stock" shall mean and include the authorized Common Stock, $.001 par value per share, as constituted as of the date hereof and any other capital stock of any class of the Corporation hereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon liquidation or dissolution of the Corporation.

      "Conversion Notice" shall have the meaning set forth in Section 4(c).

      "Manager" shall mean BlackRock Financial Management Inc., ("BlackRock").

      "New Securities" shall mean (a) any shares of equity securities of the Corporation, (b) or any rights, options, or warrants to purchase such equity securities, and (c) securities of any type whatsoever that are, or may become, convertible into, exercisable, exchangeable, or that carry rights to subscribe for


                               (Page 131 of 133)
any such equity securities, in each case with the exception of any securities issued in connection with (i) a public offering registered under the Securities Act of 1933, as amended or (ii) issuances to employees of the Manager pursuant to the Corporation's compensatory stock option plans approved by the Board of Directors.

      "Person" shall mean any individual, corporation, partnership, limited liability company, limited liability partnership, trust, unincorporated association or other entity.

      "Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement dated as of December 2, 1999, with respect to the issuance and sale of the Convertible Preferred Stock, by and between the Corporation and the Buyer named as such therein, as the same may be amended from time to time.

      "Shares of Common Stock Deemed Outstanding" shall mean, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock issuable upon conversion in full of all Convertible Securities whether or not the Convertible Securities are convertible into, exercisable or exchangeable for shares of Common Stock at such time.


                               (Page 132 of 133)

      IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf on this second day of December, 1999 by its Vice President who acknowledges that these Articles Supplementary are the act of the Corporation and the best of his knowledge, information and belief and under penalties for perjury, all matters and facts contained in these Articles Supplementary are true in all material respects.

ATTEST                                  ANTHRACITE CAPITAL, INC.

                                                (SEAL)

By: /s/ Rob Friedberg                   By: /s/ Chris Milner
   --------------------------------        -------------------------------------
   Secretary                               Name:  Chris Milner
                                           Title: Vice President


                               (Page 133 of 133)